Exhibit 3.263

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

of

VMU GP, LLC

This Amended and Restated Limited Liability Company Agreement (the “Agreement”) of VMU GP, LLC (the “Company”) is made and entered into as of October 16, 2007 by the Member undersigned below.

WHEREAS, the Company was formed under and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended from time to time (the “Act”) pursuant to (i) a Limited Liability Company Agreement, dated as of October 16, 2007, by the parties thereto (the “Original Agreement”) and (ii) a Certificate of Formation, dated 16, 2007 and filed for recordation in the office of the Secretary of State of Delaware on October 16, 2007; and

WHEREAS, the signatories to this Agreement are parties to the Reorganization and Purchase Agreement, dated as of October 10, 2007, by and among Virgin Mobile USA, Inc., Virgin Mobile USA, LLC, the Company and other parties thereto (the “Reorganization Agreement”) pursuant to which, among other things, Cortaire Limited will transfer its interests in the Company to Virgin Mobile USA, Inc.; and

WHEREAS, the parties desire to permit the withdrawal of Cortaire Limited as a member and to permit the admission of Virgin Mobile USA, Inc. as a member; and

WHEREAS, the parties desire to enter into this Agreement to make certain modifications hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending legally to be bound, hereby amend and restate the Agreement in its entirety to read as follows:

1.	Name. The name of the Company shall be VMU GP, LLC, or such other name as the Members may from time to time hereafter designate.

2.	Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in Section 18-101 of the Act.

3.
Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions which the Members deem necessary or advisable in connection with the foregoing.

4.
Offices. The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Members may designate from time to time.

The registered office of the Company in the State of Delaware shall be located at do The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Members may from time to time change the registered agent or office by an amendment to the certificate of formation of the Company.

5.
Members and Interests. The name and address of each Member of the Company, from time to time, are as set forth on Schedule A attached hereto. Pursuant to the Reorganization Agreement and upon execution of this Agreement, Virgin Mobile USA, Inc., is hereby admitted to the Company as a member of the Company. Immediately following such admission, Cortaire Limited shall cease to be a member of the Company and the Company is hereby continued without dissolution. The business and affairs of the Company shall be managed by the Members. The Members shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. Each Member and each individual authorized by such Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The execution by any Member or by any one individual authorized by any such Member of any of the foregoing certificates (and any amendments and/or restatements thereof) shall be sufficient.

The Members of the Company may admit one or more Persons as additional Members. Each additional Member shall: (i) agree to be bound by the provisions of this Agreement; (ii) execute and deliver such documents as the then-current Members deem appropriate in connection therewith; and (iii) contribute to the Company the cash and non-cash capital contribution agreed upon between the additional Member and the then-current Members in exchange for Limited Liability Company Interests (as defined below) in the Company. Each Member’s Limited Liability Company Interest in the. Company will be represented by Units as set forth on Schedule A hereto.

6.
Term. The term of the Company shall commence on the date of filing of the certificate of formation of the Company in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 13 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

7.
Management of the Company. Any action to be taken by the Company shall require the affirmative vote of Members holding a majority of the Units of the Company (except as otherwise expressly provided herein). Any action so approved may be taken by any Member on behalf of the Company and any action so taken shall bind the Company. Notwithstanding any other provision of this Agreement, the Member may execute, deliver and perform any document or agreement on behalf of the Company.

8.
Capital Contributions. Members shall make cash and non-cash capital contributions to the Company in such amounts and at such times as they shall mutually agree pro rata in accordance with their limited liability company interests as set forth in Schedule A hereof (“Limited Liability Company Interests”), which amounts shall be set forth in the books and records of the Company.

9.
Assignments of Member Interest. A Member may not sell, assign, pledge or otherwise transfer or encumber (collectively, a “Transfer”) any of its Units in the Company to any Person without the affirmative vote of the Members holding a majority of the Units of the Company.

10.
Resignation. No Member shall have the right to resign from the Company except with the consent of all of the Members and upon such terms and conditions as may be specifically agreed upon between the resigning Member and the remaining Members. The provisions hereof with respect to distributions upon resignation are exclusive and no Member shall be entitled to claim any further or different distribution upon resignation under Section 18-604 of the Act or otherwise.

11.	Allocations and Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Members may determine.

Distributions shall be made to (and profits and losses of the Company shall be allocated among) Members pro rata in accordance with each of their Limited Liability Company Interests, or in such other manner and in such amounts as all of the Members shall agree from time to time and which shall be reflected in the books and records of the Company. The Company shall not make any distribution to the Members in respect of their interests in the Company to the extent that such distribution would violate the Act or other applicable law.

12.
Return of Capital. No Member has the right to receive any distributions which include a return of all or any part of such Member’s capital contribution, provided that upon the dissolution and winding up of the Company, the assets of the Company shall be distributed as provided in Section 18-804 of the Act.

13.
Dissolution. Upon the affirmative vote of Members holding a majority of the Units of the Company to dissolve the Company, the Company shall be dissolved pursuant to Section 18-801 of the Act. The Company shall also be dissolved at any times there are no members of the Company unless the Company is continued in accordance with the Act, or upon entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act. At the time the Company is dissolved, the business and affairs of the Company shall be wound up and liquidated by a liquidating trustee to be appointed by the Members (the “Liquidator”) as expeditiously as business circumstances will permit in an orderly and business-like manner and in accordance with applicable law. The proceeds of any liquidation shall be applied and distributed in the following order:

(A)
First, to the satisfaction of debts and liabilities of the Company (including satisfaction of all indebtedness to Members to the extent otherwise permitted by law) including the expenses of liquidation (whether by payment or the making of reasonable provision for payment thereof); and

(B)
Second, the balance, if any, shall be applied and distributed among the Members, pro rata, based on the Limited Liability Company Interests as set forth in Schedule A hereto.

14.	Amendments. This Agreement may be amended only upon the written consent of all of the Members.

15.
Miscellaneous. The Members shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to conflict of law rules.

16.
Officers. The Company, and each Member on behalf of the Company, acting singly or jointly, may employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Members), including employees and agents who may be designated as officers with titles, including, but not limited to, “chairman,” “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “managing director,” “chief financial officer,” “assistant treasurer” and “assistant secretary” as and to the extent authorized by the Members.

IN WITNESS WHEREOF, the undersigned Member has duly executed this Agreement as of October, 16, 2007.

VIRGIN MOBILE USA,

By:	/s/ Peter Lurie
Name:	Peter Lurie
Title:	General Counsel

Accepted and agreed:
CORTAIRE LIMITED

By:	/s/ Frank Dearie
Name: Frank Dearie
Title: Director

[Signature Page to A&R LLC Agreement of VMU GP, LLC]

SCHEDULE A

Name and Address of Members	Limited Liability Company Interests	Units

Virgin Mobile USA, Inc. 10 Independence Boulevard Warren, NJ 07059	100%	1,000